EXHIBIT 10.2

Exhibit A

USA TRUCK, INC.

STOCK AWARD AGREEMENT

     THIS STOCK AWARD AGREEMENT (“Agreement”) is entered into this     of                200  , by USA Truck, Inc. (“Company”) and               (“Participant”) to evidence an award of performance-vesting restricted stock on this date to Participant pursuant to the Company’s 2003 Restricted Stock Award Plan (the “Plan”).

     NOW, THEREFORE, for the purposes set forth in the Plan, and in consideration of services to be rendered by Participant, the Company hereby grants the Award Shares (as defined below) to Participant on the terms hereinafter set forth:

     1.     Stock Award. The Company hereby grants to Participant an Award of                               shares of Common Stock, $0.01 par value, of the Company (“Award Shares”), subject to the vesting, forfeiture and nontransferability provisions hereof and the other terms and conditions set forth herein.

     2.     Restrictions. Participant represents that the Award Shares are being acquired by him for his own account for investment and not with a view to the distribution thereof, and no part of the Award Shares will be sold or otherwise disposed of except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. Participant shall not sell, assign, transfer, convey, donate, pledge, encumber or otherwise dispose of any of the Award Shares or any interest therein (and any such disposition or attempted disposition shall be void and of no force or effect whatsoever) before the vesting of such Award Shares in accordance with paragraph 3.

     3.     Vesting of Award Shares. The Award Shares will vest in five increments, and each increment will vest only if both the holding period requirement has been met and the performance target for such increment has been achieved, in each case as specified below. When Award Shares have vested, the restrictions on transferability imposed under the last sentence of paragraph 2 and the forfeiture provisions imposed under paragraph 4 shall lapse with respect to such vested Award Shares.

(a) One-fifth (1/5) of the total Award, or Award Shares, will vest on March 1, 2005 if the Company’s retained earnings shall have increased by fifteen percent (15%) from December 31, 2002 to December 31, 2004;

(b) One-fifth (1/5) of the total Award, or Award Shares, will vest on March 1, 2006 if the Company’s retained earnings shall have increased by ten percent (10%) from December 31, 2004 to December 31, 2005;

(c) One-fifth (1/5) of the total Award, or Award Shares, will vest on March 1, 2007 if the Company’s retained earnings shall have increased by ten percent (10%) from December 31, 2005 to December 31, 2006;

(d) One-fifth (1/5) of the total Award, or Award Shares, will vest on March 1, 2008 if the Company’s retained earnings shall have increased by ten percent (10%) from December 31, 2006 to December 31, 2007; and

(e) One-fifth (1/5) of the total Award, or Award Shares, will vest on March 1, 2009 if the Company’s retained earnings shall have increased by ten percent (10%) from December 31, 2007 to December 31, 2008.

     Notwithstanding the foregoing, if during the vesting period specified in any of the foregoing clauses (a) through (e) the performance target for the applicable increment is not achieved in full, but the Company’s retained earnings increase by ninety percent (90%) of the amount that would have been necessary to achieve the performance target in full, then one-half (1/2) of the number of shares in such increment (i.e., one-tenth (1/10) of the total Award) shall vest on the vesting date specified for such increment.

     For purposes of determining whether the foregoing performance targets have been met, retained earnings shall be calculated for the Company and its subsidiaries, on a consolidated basis, in accordance with U.S. generally accepted accounting principles, consistently applied. The Administrator shall have full authority to determine whether the performance target specified above has been met with respect to each increment of Award Shares, and each determination made by the Administrator shall be conclusive and binding on the Company and Participant. The vesting of Award Shares shall also be subject to the payment by Participant of all amounts required to be paid with respect to such Award Shares under paragraph 9 hereof.

     4.     Forfeiture. In the event that Participant’s full-time employment or service as an officer of the Company or a subsidiary is terminated on or before the vesting of all Award Shares as provided in paragraph 3 hereof, by the Company or by Participant for any reason, with or without cause, and including without limitation terminations resulting from Participant’s retirement, death or disability, all of the unvested Award Shares shall be automatically forfeited. In addition, if on any vesting date specified in paragraph 3 above, the related performance target specified therein has not been achieved (in whole or in part, as specified in paragraph 3), the Award Shares that otherwise would have vested on such vesting date shall be automatically forfeited. Upon forfeiture as specified in either of the preceding two sentences, the forfeited Award Shares shall forthwith be returned to the Company without any payment or other consideration to Participant.

     5.     Deposit. The certificates representing the Award Shares, issued in the name of Participant, and accompanied by assignments in blank separate from certificate, shall be deposited with and held by the Company. Upon vesting pursuant to paragraph 3, the certificates representing the vested Award Shares shall be delivered to Participant. Participant hereby designates and appoints the Administrator and the Corporate Secretary of the Company, and each of them, with full power of substitution, as his agents and attorneys-in-fact in his name, place and stead, to transfer to the Company, on the books and records of the Company, any and all Award Shares issued in the name of Participant, upon forfeiture of the same in accordance with the Plan and this Agreement, and to take any and all actions, and to execute and deliver any and all documents, instruments and certificates as the attorney-in-fact may deem necessary or appropriate in connection therewith.

     6.     Legend. Certificates representing the Award Shares shall bear a legend evidencing the restrictions and forfeiture provisions hereof. When such restrictions and forfeiture provisions terminate, Participant shall be entitled to have such legend removed from such certificates upon presentation to the Company.

     7.     Dividend and Voting Rights. Participant shall be entitled to receive any cash dividends and distributions paid on the Award Shares, and shall be entitled to vote the Award Shares, until and unless such shares are forfeited hereunder; provided, however, that any cash dividends or distributions on unvested Award Shares may, at the option of the Board of Directors, be held in escrow by the

Company and delivered to Participant (with or without interest, as may be determined by the Board) or forfeited back to the Company, as the case may be, upon the vesting or forfeiture of such Award Shares. Stock dividends, if any, on the Award Shares shall be delivered to the Company to be held and distributed or forfeited, as the case may be, in accordance with the terms hereof and of the Plan, in the same manner as the Award Shares in respect of which such stock dividends are paid.

     8.     Nontransferability. Prior to vesting, the Award Shares herein granted and the rights and privileges conferred hereby are personal to Participant and shall not be sold, assigned, transferred, conveyed, donated, pledged, encumbered or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

     9.     Taxes. Participant shall, at each vesting date, pay to the Company an amount equal to any taxes that the Company is required to withhold in connection with the termination of the restrictions and forfeiture provisions hereof. The taxes (federal, FICA, and state, where applicable) will be based on the fair market value of the Award Shares vesting on the applicable vesting date, determined by reference to the average of the high and low sale price of the Company’s Common Stock on the Nasdaq Stock Market (or other exchange or market on which the Common Stock may then be listed) on such vesting date (or if there are no sales on such date, on the last preceding date for which such high and low sale price information is available), subject to such adjustments for nontransferability or other factors as the Company’s Board of Directors may determine to be appropriate. The foregoing shall be subject, however, to (a) Participant’s right to elect to accelerate the taxability of Award Shares under Section 83(b) of the Internal Revenue Code of 1986, as amended (in which case Participant shall have the obligations under this paragraph 9 on the grant date or other date on which such tax obligations arise as a result of such acceleration), and (b) Participant’s right to satisfy the foregoing obligations, in whole or in part, by electing to have withheld by the Company or by delivering and assigning to the Company shares of Common Stock having an aggregate fair market value equal to the amount of the tax withholding obligations in accordance with Section 7 of the Plan.

     10.     Coordination with Plan. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings given to them in the Plan. In the event of any inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Plan, the terms and provisions of the Plan shall control.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

USA TRUCK, INC.

By:

Robert M. Powell, Chief Executive
Officer and Plan Administrator

PARTICIPANT:

Participant Name